Exhibit 99.1

           American Technical Ceramics Corp. Announces Full Year and
                        Fourth Quarter Financial Results

     HUNTINGTON STATION, N.Y.--(BUSINESS WIRE)--Aug. 24, 2007--AMERICAN TECHNICAL CERAMICS CORP. (AMEX Symbol: AMK), a leading manufacturer of high-performance electronic components, including capacitors and thin film circuits for a broad range of commercial and military applications, today announced financial results for the fourth quarter and the fiscal year ended June 30, 2007.

     Net sales for the fiscal year ended June 30, 2007 increased 11.4% to $93,763,000 from $84,131,000 in fiscal year 2006. Net income amounted to $9,725,000 for the fiscal year ended June 30, 2007, or $1.07 per common share assuming dilution, compared with net income of $5,988,000, or $0.67 per common share assuming dilution, for the fiscal year ended June 30, 2006.

     Net sales for the quarter ended June 30, 2007 increased 8% to $26,200,000 from $24,261,000 in the comparable quarter in fiscal year 2006. Net income amounted to $3,528,000, or $0.38 per common share assuming dilution, for the quarter ended June 30, 2007, compared with net income of $2,661,000, or $0.30 per common share assuming dilution, for the comparable quarter ended June 30, 2006.

     The increases in sales for the twelve and three month periods as compared to the comparable periods of the prior fiscal year were primarily as a result of higher sales volumes in the Company's core capacitor and Thin Film product lines. Net income increased for the twelve and three month periods as compared to the comparable periods of the prior fiscal year primarily due to the increased revenues and a more favorable effective tax rate.

     Bookings for the three months ended June 30, 2007 were approximately $26 million, an increase of 4.4% over the levels achieved in the comparable period in the prior fiscal year. The increase is primarily due to strong demand for the Company's core capacitor product lines.

     As previously announced, on June 15, 2007, the Company entered into an Agreement and Plan of Merger with AVX Corporation and a wholly-owned subsidiary of AVX, pursuant to which AVX will acquire the Company through a merger and the Company will become a wholly-owned subsidiary of AVX. The consummation of the merger is subject to a number of customary conditions, including the approval of the Agreement and Plan of Merger by the Company's stockholders. A Special Meeting of Stockholders to consider a proposal to approve the Agreement and Plan of Merger has been scheduled for Friday, September 21, 2007.

     American Technical Ceramics Corp. designs, develops, manufactures and markets electronic components, including ceramic multilayer capacitors and custom thin film circuits. The Company's products are utilized in a broad range of commercial and military applications, including wireless infrastructure, fiber optics, medical electronics, semiconductor manufacturing equipment and satellite equipment.

     "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

     This release may contain forward-looking statements that are subject to risks and uncertainties, including, but not limited to, economic and political conditions, the impact of competitive products, product demand and market acceptance risks, changes in product mix, costs and availability of raw materials, fluctuations in operating results, delays in development of highly-complex products, risks associated with international sales and sales to the U.S. military, risk of customer contract or sales order cancellation, risk attendant to the pending merger transaction, and other risks detailed from time to time in American Technical Ceramics Corp.'s filings with the Securities and Exchange Commission, including, without limitation, those contained under the caption "Item 1. BUSINESS - CAUTIONARY STATEMENTS REGARDING FORWARD - LOOKING STATEMENTS" in the Company's Annual Report on Form 10-K. These risks could cause the Company's actual results for future periods to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Any forward-looking statements represent the Company's expectations or forecasts only as of the date they were made and should not be relied upon as representing its expectations or forecasts as of any subsequent date. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, even if its expectations or forecasts change.

     A proxy statement containing important information concerning the merger has been filed with the Securities and Exchange Commission and was mailed on or about August 22, 2007 to stockholders of record as of August 16, 2007, the record date for determining stockholders entitled to notice of and to vote at the Special Meeting of Stockholders. The proxy statement is available for free at the SEC's website at www.sec.gov. Stockholders of American Technical Ceramics Corp. can also obtain a free copy of the proxy statement by directing a request to American Technical Ceramics Corp., One Norden Lane, Huntington Station, New York 11746, Attention: Corporate Secretary.


          American Technical Ceramics Corp. and Subsidiaries
----------------------------------------------------------------------
                (in thousands, except per share data)

              Condensed Consolidated Balance Sheet Data
----------------------------------------------------------------------
                                           June 30, 2007 June 30, 2006
                                           ------------- -------------
Cash and Investments                          $   12,581    $    8,324
Accounts Receivable                               13,948        12,719
Inventories                                       39,025        33,255
Current Assets                                    72,450        58,805
Total Assets                                     101,826        90,543
Current Liabilities                               12,155        12,156
Total Liabilities                                 20,548        22,476
Total Stockholders' Equity                        81,278        68,067


         Condensed Consolidated Statement of Operations Data
----------------------------------------------------------------------
                                               Three Months Ended
                                           ---------------------------
                                           June 30, 2007 June 30, 2006
                                           ------------- -------------
Net Sales                                     $   26,200    $   24,261
Gross Profit                                       9,704         8,687
Operating Income                                   3,760         3,310
Net Income                                         3,528         2,661
Earnings Per Share:
    Basic                                     $     0.39    $     0.31
    Diluted                                   $     0.38    $     0.30
Weighted Average Common Shares Outstanding:
    Basic                                          9,013         8,658
    Diluted                                        9,212         8,991


         Condensed Consolidated Statement of Operations Data
----------------------------------------------------------------------
                                                Fiscal Year Ended
                                           ---------------------------
                                           June 30, 2007 June 30, 2006
                                           ------------- -------------
Net Sales                                     $   93,763    $   84,131
Gross Profit                                      34,644        29,097
Operating Income                                  13,264         8,953
Net Income                                         9,725         5,988
Earnings Per Share:
    Basic                                     $     1.10    $     0.70
    Diluted                                   $     1.07    $     0.67
Weighted Average Common Shares Outstanding:
    Basic                                          8,859         8,573
    Diluted                                        9,103         8,891


     CONTACT: American Technical Ceramics Corp.
              Kathleen M. Kelly
              Vice President
              631-622-4710
              invest@atceramics.com